Exhibit 4


                                              September 8, 1997



Hambrecht & Quist, LLC
Lazard Freres & Co., LLC
  as Representative of the several
  Underwriters to be named in the
  within-mentioned Underwriting Agreement
c/o Hambrecht & Quist, LLC
One Bush Street
San Francisco, California  94104

Ladies and Gentlemen:

     The undersigned understands that Hambrecht & Quist, LLC (H&Q) and Lazard Freres & Co., LLC, as representatives (Representatives) of the several underwriters (the Underwriters), propose to enter into an Underwriting Agreement (the Underwriting Agreement), with System
Software Associates, Inc. (the Company), providing for the public offering by the Underwriters, including the Representatives, of Convertible Subordinated Notes of the Company (the Public Offering) as described in Amendment No. 3 to the Registration Statement on Form S-3 filed on September 3, 1997 (File No. 333-31271) (as amended, the
Registration Statement).

     In consideration of the Underwriters agreement to make the Public
Offering and the Company s agreement (to be entered into concurrent herewith) to file within five business days after the effective date of the Registration Statement a registration statement with respect to the Shares (as defined below) which are underlying the $12 Million Floating
Rate Convertible Note Due 2000 issued by the Company to Computer
Associates International, Inc. dated March 27, 1997 (the Convertible
Note), and to use its best efforts to cause such registration to be declared effective by no later than forty-five (45) days after the effective date of the Registration Statement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, with respect to the number of Shares and for the number of days immediately following the effective date of the Registration Statement specified in Schedule 1 hereto (the
Lock-up Period), the undersigned will not, without the prior written consent of H&Q directly or indirectly:

     (i) offer, sell, pledge, contract to sell (including any short sale whether or not against the box), grant or sell any option or other contract to purchase, purchase or otherwise acquire any option or other contract to sell or otherwise dispose of or transfer the shares of Common Stock of the Company (the
          Shares) issuable upon the conversion of the Convertible
          Note;

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(ii)  enter into any Hedging Transaction (as defined below)
          relating to any Shares; or

    (iii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Shares.

     The foregoing restrictions are expressly intended to be applicable whether any such above-referenced transaction is settled by delivery of Shares or other securities, in cash or otherwise. In addition, such restrictions are expressly intended to preclude the undersigned from entering into any Hedging Transaction or other transaction during the Lock-up Period which is designed to or reasonably expected to lead to or result in a disposition of any Shares during the Lock-up Period, even if the Shares would be disposed of by someone other than the undersigned. Hedging Transaction means any short sale (whether or not against the box) or any purchase or other acquisition, sale or grant of any right (including, without limitation, any put or call option or any combination thereof) with respect to any security or other instrument
(other than broad-based market basket or index) that includes, relates to or otherwise derives any significant part of its value from the Shares.

     Without limiting the restrictions herein, any disposition by the undersigned shall remain at all times subject to applicable securities laws, including, without limitation, the resale restrictions imposed by Rule 144 promulgated under the Securities Act.

     The undersigned agrees that the Company will, with respect to any Shares for which the undersigned is the record or beneficial holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such Shares on the transfer books and records of the Company.

     The undersigned understands that the Company, the Underwriters and the Representatives will proceed with the Public Offering in reliance of this Lock-up Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned.

                              Very truly yours,

                              Computer Associates International,Inc.



                              By:  Charles P. McWade
                                   Senior Vice President
                                   Finance


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                              Schedule I




Shares                                        Lock-up Period
------                                        --------------
1,200,000 Shares issuable upon                    45 days
conversion of the Convertible Note

Number of Shares issuable upon                    90 days
conversion of the Convertible Note in
excess of  1,200,000
